Exhibit 99.1

PART ONE

Item 1. Business Overview

BUSINESS DESCRIPTION

CIT Group Inc., together with its subsidiaries (“we”, “our”, “CIT” or the “Company”) has provided financial solutions to its clients since its formation in 1908. We provide financing, leasing and advisory services principally to middle market companies in a wide variety of industries and offer equipment, commercial and structured financing products, as well as factoring services. We had over $32 billion of financing and leasing assets at December 31, 2013. CIT became a bank holding company (“BHC”) in December 2008 and a financial holding company (“FHC”) in July 2013.

CIT is regulated by the Board of Governors of the Federal Reserve System (“FRB”) and the Federal Reserve Bank of New York (“FRBNY”) under the U.S. Bank Holding Company Act of 1956 (“Bank Act”). Our primary bank subsidiary is CIT Bank (the “Bank”), a state chartered bank headquartered in Salt Lake City, Utah, which offers commercial financing and leasing products as well as a suite of savings options. The Bank is subject to regulation and examination by the Federal Deposit Insurance Corporation (“FDIC”) and the Utah Department of Financial Institutions (“UDFI”). As of December 31, 2013, over 40% of CIT’s commercial financing and leasing assets were in the Bank and essentially all new U.S. business volume and asset growth is being originated by the Bank.

Each business has industry alignment and focuses on specific sectors, products and markets, with portfolios diversified by client and geography. Our principal product and service offerings include:

Products and Services
• Account receivables collection	• Factoring services
• Acquisition and expansion financing	• Financial risk management
• Asset management and servicing	• Import and export financing
• Asset-based loans	• Insurance services
• Credit protection	• Operating and capital leases
• Debt restructuring	• Letters of credit / trade acceptances
• Debt underwriting and syndication	• Mergers and acquisition advisory services (“M&A”)
• Debtor-in-possession / turnaround financing	• Secured lines of credit
• Deposits (certificates of deposit, savings accounts, individual retirement accounts)	• Vendor financing
• Enterprise value and cash flow loans

We source business through marketing efforts directly to borrowers, lessees, manufacturers, vendors and distributors, and through referral sources and other intermediaries. We also buy participations in syndications of finance receivables and lines of credit and periodically purchase finance receivables on a whole-loan basis.

We generate revenue by earning interest on loans we hold on our balance sheet, collecting rentals on equipment we lease, and earning commissions, fees and other income for services we provide. We syndicate and sell certain finance receivables and equipment to leverage our origination capabilities, reduce concentrations and manage our balance sheet.

We set underwriting standards for each division and employ portfolio risk management models to achieve desired portfolio demographics. Our collection and servicing operations are organized by business and geography in order to provide efficient client interfaces and uniform customer experiences.

On July 22, 2014, CIT announced that it had entered into a definitive agreement and plan of merger to acquire IMB Holdco LLC, the parent company of OneWest Bank, N.A. for $3.4 billion in cash and stock. IMB Holdco is regulated by the FRB and OneWest is regulated by the Office of the Comptroller of the Currency, U.S. Department of the Treasury (“OCC”). The transaction is subject to certain customary closing conditions and regulatory approval by the FRB and the OCC. Following the closing, based on current definitions and requirements at the time of the announcement, CIT will become subject to the enhanced regulatory mandates applicable to bank holding companies with $50 billion or more in total consolidated assets, commonly referred to as systemically important financial institutions, or SIFIs, including but not limited to submitting an annual capital plan, undergoing an annual supervisory stress test and two company-run stress tests, submitting a resolution

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plan, implementation of an enhanced compliance program under the Volcker Rule, and payment of additional FRB assessments. The date on which CIT becomes subject to each SIFI requirement will vary depending on the terms of the individual regulation and timing of deal closure.

BUSINESS SEGMENTS

CIT delivers customer financing products and services primarily through two operating segments and a third segment that consists of portfolios that we do not consider strategic.

Segment	Divisions	Markets and Services

Transportation & International Finance	• Aerospace – Commercial Air and Business Air • Rail • Maritime Finance • International Finance	Large ticket equipment leases and other secured financing to select transportation industries. Equipment Finance and corporate lending in select international geographies.

North American Commercial Finance	• Corporate Finance • Equipment Finance • Real Estate Finance • Commercial Services	Lending, leasing and other financial and advisory services to small and middle-market companies across select industries. Factoring, receivables management products and secured financing to retail supply chain companies.

CIT’s third reportable segment is Non-Strategic Portfolios (“NSP”), which consists of portfolios that we no longer consider strategic. Included in NSP at December 31, 2013 were several international equipment finance portfolios, including Mexico, Brazil and smaller portfolios in several countries in Latin America, Europe and Asia that we identified as subscale platforms, and a portfolio of small business loans.

Financial information about our segments and our geographic areas of operation are located in Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations and Item 8. Financial Statements and Supplementary Data (Note 24 — Business Segment Information).

TRANSPORTATION & International FINANCE (TIF)

TIF is a leading provider of leasing and financing solutions to operators and suppliers in the global aviation, railcar and maritime industries. TIF includes several divisions: aerospace (commercial aircraft and business aircraft), rail, and maritime finance, as well as international finance, which includes corporate lending and equipment financing businesses in China and the U.K. Revenues generated by TIF primarily include rents collected on leased assets, interest on loans, fees, and gains from assets sold. Aerospace and Rail account for the vast majority of the segment’s assets, revenues and earnings. Maritime Finance was launched as a distinct business in the fourth quarter of 2012, although CIT had periodically financed assets within the sector on a small scale.

We have achieved a leadership position in transportation finance by leveraging our deep industry experience and core strengths in technical asset management, customer relationship management, and credit analysis. We have extensive experience in managing equipment over its full life cycle, including purchasing new equipment, estimating residual values, and remarketing by re-leasing or selling equipment. TIF is a global business, with leasing operations (primarily aerospace) around the world and expanding lending platforms.

Aerospace - Commercial Air provides aircraft leasing and lending, asset management, aircraft valuation and advisory services. The division’s primary clients include global and regional airlines around the world. Offices are located in the U.S., Europe and Asia. As of December 31, 2013, our commercial aerospace financing and leasing portfolio consists of over 300 aircraft with a weighted average age of 5 years, which are placed with about 100 clients.

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Aerospace - Business Air offers financing and leasing programs for corporate and private owners of business jet aircraft, primarily in the U.S.

Rail leases railcar equipment to railroads and shippers throughout North America, and now Europe resulting from a 2014 acquisition. (See Item 8. Financial Statements and Supplementary Data, Note 29 — Subsequent Events for further information.) We serve approximately 500 customers, including all of the U.S. and Canadian Class I railroads (railroads with annual revenues of at least $250 million) and other non-rail companies, such as shippers and power and energy companies. Our operating lease fleet consists of more than 100,000 railcars and approximately 350 locomotives. Railcar types include covered hopper cars used to ship grain and agricultural products, plastic pellets and cement, gondola cars for coal, steel coil and mill service, open hopper cars for coal and aggregates, center beam flat cars for lumber, boxcars for paper and auto parts, tank cars for energy products and chemicals.

Maritime Finance offers secured loans to owners and operators of oceangoing and inland cargo vessels, as well as offshore vessels and drilling rigs.

International Finance offers corporate lending as well as equipment financing and leasing to small and middle-market businesses in China and the U.K.

The primary asset type held by TIF is equipment that the business purchases (predominantly commercial aircraft and railcars) and leases to commercial end-users. The typical structure for leasing of large ticket transportation assets is an operating lease. TIF also has a loan portfolio consisting primarily of senior, secured loans. The primary source of revenue for TIF is rent collected on leased assets, and to a lesser extent interest on loans, fees for services provided, and gains from assets sold.

The primary risks for TIF are asset risk (resulting from ownership of the equipment on operating lease) and credit risk. Asset risk arises from fluctuations in supply and demand for underlying equipment leased. TIF invests in long-lived equipment; commercial aircraft have economic useful lives of approximately 20-25 years and railcars/locomotives have economic useful lives of approximately 35-50 years. This equipment is then leased to commercial end-users with average lease terms of approximately 5-10 years. CIT is exposed to the risk that, at the end of the lease term, the value of the asset will be lower than expected, resulting in reduced future lease income over the remaining life of the asset or a lower sale value.

Asset risk is generally recognized through changes to lease income streams from fluctuations in lease rates and/or utilization. Changes to lease income occur when the existing lease contract expires, the asset comes off lease, and the business seeks to enter a new lease agreement. Asset risk may also change depreciation, resulting from changes in the residual value of the operating lease asset or through impairment of the asset carrying value, which can occur at any time during the life of the asset.

Credit risk in the leased equipment portfolio results from the potential default of lessees, possibly driven by obligor specific or industry-wide conditions, and is economically less significant than asset risk for TIF, because in the operating lease business, there is no extension of credit to the obligor. Instead, the lessor deploys a portion of the useful life of the asset. Credit losses manifest through multiple parts of the income statement including loss of lease/rental income due to missed payments, time off lease, or lower rental payments than the existing contract either due to a restructuring or re-leasing of the asset to another obligor as well as higher expenses due to, for example, repossession costs to obtain, refurbish, and re-lease assets. Credit risk associated with loans relates to the ability of the borrower to repay its loan and the Company’s ability to realize the value of the collateral underlying the loan should the borrower default on its obligations. Risks associated with cash flow loans relate to the collectability of the loans should there be a decline in the credit worthiness of the client.

See “Concentrations” section of Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations and Note 20 — Commitments of Item 8. Financial Statements and Supplementary Data for further discussion of our aerospace and rail portfolios.

North American Commercial FInance (NACF)

The NACF segment is comprised of four divisions: Corporate Finance, Equipment Finance, Real Estate Finance and Commercial Services. Revenue is generated from interest earned on loans, rents on leases, fees and other revenue from lending activities and capital markets transactions, and commissions earned on factoring activities.

Corporate Finance provides a range of financing options and offers advisory services to small and medium size companies. Its core products include both loan and fee-based products. Loans offered are primarily senior secured loans collateralized by accounts receivable, inventory, machinery & equipment and/or intangibles that are often used for working capital, plant expansion, acquisitions or recapitalizations. These loans include revolving lines of credit and term loans and depending on the nature of the collateral, may be referred to as asset-based loans or cash flow loans. We provide financing to customers in a wide range of industries, including:

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-	Commercial & Industrial: wholesale trade (both durable and non-durable goods), business services, miscellaneous retail, chemicals and allied products, food and kindred products and numerous other industries, including aerospace and defense.
-	Communications, Media, & Entertainment: broadcast, cable, entertainment, gaming, sports franchise, telephony, wireless and tower, and other related industries.
-	Healthcare: skilled nursing facilities, home health and hospice companies, acute care hospitals, dialysis companies and outpatient services, among others.
-	Energy: conventional and renewable power generation, coal mining, oil and gas production, and energy services.

Equipment Finance provides leasing and equipment loan solutions to small businesses and middle market companies in a wide range of industries. We provide financing solutions for our borrowers and lessees, and assist manufacturers and distributors in growing sales, profitability and customer loyalty by providing customized, value-added finance solutions to their commercial clients. We offer both capital and operating leases.

Real Estate Finance provides senior secured commercial real estate loans to developers and other commercial real estate professionals. We focus on stable, cash flowing properties and originate construction loans to highly experienced and well capitalized developers.

Commercial Services offers a full range of domestic and international customized credit protection, lending, outsourcing services that include working capital, term loans, factoring, receivables management, bulk purchases of accounts receivable, import and export financing, and revolving lines of credit with advances against accounts receivable. Commercial Services also arranges for letters of credit, collateralized by accounts receivable and other assets, to be opened for the benefit of its clients’ suppliers.

Key risks faced by NACF’s Corporate Finance, Equipment Finance and Real Estate Finance divisions are credit risk, business risk and asset risk. Risks associated with secured financings relate to the ability of the borrower to repay its loan and the value of the collateral underlying the loan should the borrower default on its obligations.

NACF is exposed to business risk related to its ability to profitably originate and price new business. Demand for NACF’s services is broadly affected by the level of economic growth and is more specifically affected by the level of economic activity in CIT’s target industries. If demand for CIT’s products and services declines, then new business volume originated by NACF will decline. Likewise, changes in supply and demand of CIT’s products and services also affect the pricing CIT can command from the market. Additionally, new business volume in Equipment Finance is influenced by CIT’s ability to maintain and develop relationships with its vendor partners. With regard to pricing, CIT’s Equipment Finance business is subject to potential threats from competitor activity or disintermediation by vendor partners, which could negatively affect CIT’s margins.

Another risk to which NACF is exposed to in Equipment Finance is asset risk, namely that at the end of the lease term, the value of the asset will be lower than expected, resulting in reduced future lease income over the remaining life of the asset or a lower sale value.

Specific to syndications activity, NACF is exposed to business risk related to fee income from syndication/club deal activity. In such transactions CIT earns fees for arranging and selling loan exposures to other lenders. Under adverse market circumstances, CIT would be exposed to risk arising from the inability to sell loans on to other lenders, resulting in lower fee income and higher than expected credit exposure to certain borrowers.

The products and services provided by Commercial Services consist of two dimensions of credit risk: customer and client. A client (typically a manufacturer or importer of goods) is the counterparty to any factoring agreement, financing agreement, or receivables purchasing agreement that has been entered into with Commercial Services. A customer (typically a wholesaler or retailer) is the account debtor and obligor on trade accounts receivable that have been factored with and assigned to the factor.

The largest risk for Commercial Services is customer credit risk in factoring transactions. Customer risk relates to the financial inability of a customer to pay on undisputed trade accounts receivable due from such customer to the factor. While smaller than customer credit exposure, there is also client credit risk in providing cash advances to factoring clients. Client risk relates to a decline in the credit worthiness of a borrowing client, their consequent inability to repay their loan and the possible insufficiency of the underlying collateral (including the aforementioned customer accounts receivable) to cover any loan repayment shortfall. At December 31, 2013, client credit risk accounted for less than 10% of total Commercial Services credit exposure while customer credit risk accounted for the remainder.

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Commercial Services is also subject to a variety of business risks including operational, regulatory, financial as well as business risks related to competitive pressures from other banks, boutique factors, and credit insurers. These pressures create risk of reduced pricing and factoring volume for CIT. In addition, client de-factoring can occur if retail credit conditions are benign for a long period and clients no longer demand factoring services for credit protection.

NON-STRATEGIC PORTFOLIOS (NSP)

NSP consists of portfolios that we no longer consider strategic. During 2013 we progressed on our strategy to rationalize subscale international platforms. In total we plan to exit over 20 countries across Europe, Latin America and Asia. As a result of these decisions, we sold various portfolios in 2013 and moved other portfolios of financing and leasing assets to assets held for sale (“AHFS”). Included in NSP at December 31, 2013 were several international equipment finance portfolios, including Mexico, Brazil, and smaller portfolios in several countries in Latin America, Europe and Asia that we identified as subscale platforms during our international rationalization.

We also have a portfolio of SBA 7(a) guaranteed loans, most of which are in AHFS, which are partially guaranteed by the U.S. Small Business Administration (“SBA”).

CORPORATE AND OTHER

Certain activities are not attributed to our operating segments and are included in Corporate and Other. A significant item for 2013 and 2012 was unallocated interest expense, primarily related to corporate liquidity costs. In 2013, Corporate and Other included a sizable legal settlement, while in 2012 and 2011, Corporate and Other included net losses on debt extinguishments and 2011 also contained prepayment penalties associated with debt repayments. Other items include mark-to-market adjustments on non-qualifying derivatives and restructuring charges for severance and facilities exit activities.

CIT BANK

CIT Bank (Member FDIC) is a wholly-owned subsidiary of CIT Group Inc. that is regulated by the FDIC and the UDFI. Since its founding in 2000, the Bank has expanded its assets, deposits and product offerings. The Bank continued to grow in 2013, with increased deposits, expanded business activities, and new initiatives that include maritime financing, to supplement other recent new activities such as equipment financing, commercial real estate lending and railcar leasing.

The Bank raises deposits from retail and institutional investors primarily through its online bank (www.BankOnCIT.com) and through broker channels in order to fund its lending and leasing activities. Its existing suite of deposit products include Certificates of Deposit (Achiever, Jumbo, and Term), and Savings Accounts, and it added Individual Retirement Accounts in 2013. In 2013, the bank also closed a secured funding facility.

The Bank’s assets are primarily commercial loans and leases of CIT’s commercial segments. The commercial loans and leases originated by the Bank are reported in the respective commercial segment (i.e. NACF and TIF). The Bank’s growing operating lease portfolio primarily consists of railcars. In 2013, the Bank originated nearly all of CIT’s U.S. new business volumes.

At year-end, CIT Bank remained well capitalized, maintaining Tier 1 and Total Capital ratios well above required levels.

DISCONTINUED OPERATION

On April 25, 2014, the Company completed the sale of its student lending business. As a result, the student lending business is reported as a discontinued operation. The business had been included in the Non-Strategic Portfolios segment and consisted of a portfolio of U.S. Government-guaranteed student loans. The portfolio was in run-off and had been transferred to assets held for sale (“AHFS”) at the end of 2013. The Company had ceased offering private student loans in 2007 and government-guaranteed student loans in 2008.

See “Discontinued Operation” section of Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations and Note 2 – Discontinued Operation of Item 8. Financial Statements and Supplementary Data for further information on our student lending business.

EMPLOYEES

CIT employed approximately 3,240 people at December 31, 2013, of which approximately 2,530 were employed in the U.S. and 710 outside the U.S.

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COMPETITION

Our markets are competitive, based on factors that vary by product, customer, and geographic region. Our competitors include global and domestic commercial banks, regional and community banks, captive finance companies, and leasing companies. In most of our business segments, we have a few large competitors with significant penetration and many smaller niche competitors.

Many of our competitors are large companies with substantial financial, technological, and marketing resources. Our customer value proposition is primarily based on financing terms, structure, and client service. From time to time, due to highly competitive markets, we may (i) lose market share if we are unwilling to match product structure, pricing, or terms of our competitors that do not meet our credit standards or return requirements or (ii) receive lower returns or incur higher credit losses if we match our competitors’ product structure, pricing, or terms.

Consolidation and convergence significantly increased the geographic reach of some of our competitors and hastened the globalization of financial services markets. To take advantage of some of our most significant international challenges and opportunities, we must continue to compete successfully with financial institutions that are larger, have better access to low cost funding, and may have a stronger local presence and longer operating history outside the U.S.

As a result, we tend not to compete on price, but rather on industry experience, asset and equipment knowledge, and customer service. The regulatory environment in which we and/or our customers operate also affects our competitive position.

2009 RESTRUCTURING

On November 1, 2009, the parent company (CIT Group Inc.) and one non-operating subsidiary, CIT Group Funding Company of Delaware LLC, filed prepackaged voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code. CIT emerged from bankruptcy on December 10, 2009. None of the documents filed with the bankruptcy court are incorporated by reference into this Form 10-K and such documents should not be considered or relied on in making any investment decisions involving our common stock or other securities.

The information contained in this annual report about CIT for the years ended December 31, 2013, 2012, 2011 and 2010, reflect the impact of fresh start accounting adjustments, and is not necessarily comparable with information provided for prior periods. Further discussions of these events were disclosed in our Form 10-K for the year ended December 31, 2011, Item 8. Financial Statements and Supplementary Data (Notes 1 and 26).

REGULATION

We are regulated by federal and state banking laws, regulations and policies. Such laws and regulations are intended primarily for the protection of depositors, customers and the federal deposit insurance fund (DIF), as well as to minimize risk to the banking system as a whole, and not for the protection of our shareholders or non-depository creditors. Bank regulatory agencies have broad examination and enforcement power over bank holding companies (BHCs) and their subsidiaries, including the power to impose substantial fines, limit dividends, restrict operations and acquisitions and require divestitures. BHCs and banks, as well as subsidiaries of both, are prohibited by law from engaging in practices that the relevant regulatory authority deems unsafe or unsound. CIT is a BHC, and has elected to become a financial holding company (FHC), subject to regulation and examination by the Board of Governors of the Federal Reserve System (FRB) and the FRBNY under the BHC Act. As an FHC, CIT is subject to certain limitations on our activities, transactions with affiliates, and payment of dividends and certain standards for capital and liquidity, safety and soundness, and incentive compensation, among other matters. Under the system of “functional regulation” established under the BHC Act, the FRB supervises CIT, including all of its non-bank subsidiaries, as an “umbrella regulator” of the consolidated organization. CIT Bank is chartered as a state bank by the UDFI and is not a member bank of the Federal Reserve System. CIT’s principal regulator is the FRB and CIT Bank’s principal regulators are the FDIC and the UDFI. Both CIT and CIT Bank are regulated by the Consumer Financial Protection Bureau (CFPB), which regulates consumer financial products.

CIT Capital Securities L.L.C., a Delaware limited liability company, is a broker-dealer licensed by the Financial Industry Regulatory Authority (FINRA), and is subject to regulation by FINRA and the Securities and Exchange Commission (SEC). Certain of our subsidiaries are subject to regulation by other governmental agencies. Student Loan Xpress, Inc., a Delaware corporation, conducts its business through various third party banks, including Fifth Third Bank, Manufacturers and Traders Trust Company, and The Bank of New York Mellon, as eligible lender trustees, and is regulated by the U.S. Department of

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Education and the CFPB. CIT Small Business Lending Corporation, a Delaware corporation, is licensed by and subject to regulation and examination by the U.S. Small Business Administration (SBA). The portfolio of SBA guaranteed loans in CIT Bank are also subject to regulation and examination by the SBA.

Our insurance operations are primarily conducted through The Equipment Insurance Company, a Vermont corporation; CIT Insurance Company Limited, a Missouri corporation; CIT Insurance Agency, Inc., a Delaware corporation; and Equipment Protection Services (Europe) Limited, an Irish company. Each company is licensed to enter into insurance contracts and is subject to regulation and examination by insurance regulators. CIT Bank Limited, an English corporation, is licensed as a bank and broker-dealer and is subject to regulation and examination by the Financial Conduct Authority and the Prudential Regulation Authority of the United Kingdom. We have various other banking corporations in Brazil, France, Italy, and Sweden, each of which is subject to regulation and examination by banking and securities regulators.

The regulation and oversight of the financial services industry have undergone significant revision in the past several years. In particular, the Dodd-Frank Wall Street Reform and Consumer Protection Act (the Dodd-Frank Act), which was enacted in July 2010, made extensive changes to the regulatory structure and environment affecting banks, BHCs, non-bank financial companies, broker dealers, and investment advisory and management firms. The Dodd-Frank Act requires extensive rulemaking by various regulatory agencies, which is ongoing. Any changes resulting from the Dodd-Frank Act rulemaking process, as well as any other changes in the laws or regulations applicable to us more generally, may negatively impact the profitability of our business activities, require us to change certain of our business practices, materially affect our business model or affect retention of key personnel, require us to raise additional regulatory capital, increase the amount of liquid assets that we hold, otherwise affect our funding profile or expose us to additional costs (including increased compliance costs). Any such changes may also require us to invest significant management attention and resources to make any necessary changes and may adversely affect our ability to conduct our business as previously conducted or our results of operations or financial condition.

Written Agreement

On August 12, 2009, CIT entered into a Written Agreement with the FRBNY. The Written Agreement required regular reporting to the FRBNY, the submission of plans related to corporate governance, credit risk management, capital, liquidity and funds management, the Company’s business and the review and revision, as appropriate, of the Company’s consolidated allowances for loan and lease losses methodology. CIT was required to obtain prior written approval by the FRBNY for payment of dividends and distributions; incurrence of debt, other than in the ordinary course of business; and the purchase or redemption of stock. The Written Agreement also required CIT to notify the FRBNY prior to the appointment of new directors or senior executive officers; and placed restrictions on indemnification and severance payments. On May 30, 2013, the FRBNY terminated the Written Agreement. The termination of the Written Agreement did not have any significant impact on CIT’s business or operations.

Banking Supervision and Regulation

Permissible Activities

CIT is a BHC registered under the BHC Act and elected to become a FHC under the BHC Act, effective July 23, 2013. In general the BHC Act limits the business of BHCs that have not elected to be treated as financial holding companies under the BHC Act to banking, managing or controlling banks, performing servicing activities for subsidiaries, and engaging in activities that the FRB has determined, by order or regulation, are so closely related to banking as to be a proper incident thereto. An FHC, however, may engage in other activities, or acquire and retain the shares of a company engaged in activities that are financial in nature or incidental or complementary to activities that are financial in nature as long as the FHC continues to meet the eligibility requirements for FHCs. These requirements include that the FHC and each of its U.S. depository institution subsidiaries maintain their status as “well-capitalized” and “well-managed.”

A depository institution subsidiary is considered to be “well-capitalized” if it satisfies the requirements for this status discussed below under “Prompt Corrective Action.” A depository institution subsidiary is considered “well-managed” if it received a composite rating and management rating of at least “satisfactory” in its most recent examination. An FHC’s status will also depend upon its maintaining its status as “well-capitalized” and “well-managed” under applicable FRB regulations. If an FHC ceases to meet these capital and management requirements, the FRB’s regulations provide that the FHC must enter into an agreement with the FRB to comply with all applicable capital and management requirements. Until the FHC returns to compliance, the FRB may impose limitations or conditions on the conduct of its activities, and the company may not commence any non-banking financial activities permissible for FHCs or acquire a company engaged in such financial

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activities without prior approval of the FRB. If the company does not return to compliance within 180 days, the FRB may require divestiture of the FHC’s depository institutions. BHCs and banks must also be both well-capitalized and well-managed in order to acquire banks located outside their home state. An FHC will also be limited in its ability to commence non-banking financial activities or acquire a company engaged in such financial activities if any of its insured depository institution subsidiaries fails to maintain a “satisfactory” rating under the Community Reinvestment Act, as described below under “Community Reinvestment Act.”

Activities that are “financial in nature” include securities underwriting, dealing and market making, advising mutual funds and investment companies, insurance underwriting and agency, merchant banking, and activities that the FRB, in consultation with the Secretary of the Treasury, determines to be financial in nature or incidental to such financial activity. “Complementary activities” are activities that the FRB determines upon application to be complementary to a financial activity and that do not pose a safety and soundness issue. CIT is primarily engaged in activities that are permissible for a BHC that is not an FHC.

The Dodd-Frank Act places additional limits on the activities of banks and their affiliates by prohibiting them from engaging in proprietary trading and investing in and sponsoring certain unregistered investment companies (defined as hedge funds and private equity funds). This statutory provision is commonly called the “Volcker Rule”. The statutory provision became effective in July 2012 and required banking entities subject to the Volcker Rule to bring their activities and investments into compliance with applicable requirements by July 2014. On December 10, 2013, the federal banking agencies, the SEC, and the CFTC adopted final rules to implement the Volcker Rule, and the FRB, by order, extended the compliance period to July 2015. The final rules are highly complex, but CIT does not currently anticipate that the Volcker Rule will have a material effect on its business and activities. CIT will incur additional costs to revise its policies and procedures, and will need to upgrade its operating and monitoring systems to ensure compliance with the Volcker Rule. We cannot yet determine the precise financial impact of the rule on CIT and its customers.

Capital Requirements

As a BHC, CIT is subject to consolidated regulatory capital requirements administered by the FRB. CIT Bank is subject to similar capital requirements administered by the FDIC. The current risk-based capital guidelines applicable to CIT are based upon the 1988 Capital Accord (Basel I) of the Basel Committee on Banking Supervision (the Basel Committee).

General Risk-Based Capital Requirements. CIT computes and reports its risk-based capital ratios in accordance with the general risk-based capital rules set by the U.S. banking agencies and based upon Basel I. As applicable to CIT, Tier 1 capital generally includes common shareholders’ equity, retained earnings, and minority interests in equity accounts of consolidated subsidiaries, less the effect of certain items in accumulated other comprehensive income, goodwill and intangible assets, one-half of the investment in unconsolidated subsidiaries and other adjustments. Under currently applicable guidelines, Tier 1 capital can also include qualifying non-cumulative perpetual preferred stock and a limited amount of trust preferred securities and qualifying cumulative perpetual preferred stock, none of which CIT currently has outstanding. Tier 2 capital consists of the allowance for credit losses up to 1.25 percent of risk-weighted assets less one-half of the investment in unconsolidated subsidiaries and other adjustments. In addition, Tier 2 capital includes perpetual preferred stock not qualifying as Tier 1 capital, qualifying mandatory convertible debt securities, and qualifying subordinated debt, none of which CIT currently has outstanding. The sum of Tier 1 and Tier 2 capital represents our qualifying “total capital”. Our Tier 1 capital must represent at least half of our qualifying “total capital”. Under the capital guidelines of the FRB, assets and certain off-balance sheet commitments and obligations are converted into risk-weighted assets against which regulatory capital is measured. Risk weighted assets are determined by dividing assets and certain off-balance sheet commitments and obligations into risk categories, each of which is assigned a risk weighting ranging from 0% (e.g., for U.S. Treasury Bonds) to 100%.

CIT, like other BHCs, currently is required to maintain Tier 1 capital and “total capital” equal to at least 4.0% and 8.0%, respectively, of its total risk-weighted assets (including various off-balance sheet items, such as letters of credit). CIT Bank, like other depository institutions, is required to maintain equivalent capital levels under capital adequacy guidelines. In addition, for a depository institution to be considered “well capitalized” under the regulatory framework for prompt corrective action discussed under “Prompt Corrective Action” below, its Tier 1 capital and “total capital” ratios must be at least 6.0% and 10.0% on a risk-adjusted basis, respectively.

CIT’s Tier 1 capital and total capital ratios at December 31, 2013 were 16.7% and 17.4%, respectively. CIT Bank’s Tier 1 capital and total capital ratios at December 31, 2013 were 16.8% and 18.1%, respectively. The calculation of regulatory capital ratios by CIT is subject to review and consultation with the FRB, or the FDIC in the case of CIT Bank, which may result in refinements to estimated amounts.

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Leverage Requirements. BHCs and depository institutions are also required to comply with minimum Tier 1 Leverage ratio requirements. The Tier 1 Leverage ratio is the ratio of a banking organization’s Tier 1 capital to its total adjusted quarterly average assets (as defined for regulatory purposes). BHCs and FDIC-supervised banks that either have the highest supervisory rating or have implemented the appropriate federal regulatory authority’s risk-adjusted measure for market risk are required to maintain a minimum Tier 1 Leverage ratio of 3.0%. All other BHCs and FDIC-supervised banks are required to maintain a minimum Tier 1 Leverage ratio of 4.0%, unless a different minimum is specified by an appropriate regulatory authority. In addition, for a depository institution to be considered “well capitalized” under the regulatory framework for prompt corrective action discussed under “Prompt Corrective Action” below, its Tier 1 Leverage ratio must be at least 5.0%.

At December 31, 2013, CIT’s Tier 1 leverage ratio was 18.1% and CIT Bank’s Tier 1 leverage ratio was 16.9%.

Basel III and the New Standardized Risk-based Approach. In December 2010, the Basel Committee released its final framework for strengthening capital and liquidity regulation (Basel III). In June 2012, the U.S. banking agencies issued three joint notices of proposed rulemaking (NPRs) that contained substantial revisions to the risk-based capital requirements applicable to BHCs and depository institutions, such as CIT and CIT Bank, compared to the current U.S. risk-based capital rules based on Basel I. The NPRs proposed changes to implement Basel III for U.S. banking organizations largely as proposed by the Basel Committee, and also included changes consistent with the Dodd-Frank Act. The first NPR, the Basel III NPR, proposed restrictions on the definition of regulatory capital, introduced a new common equity Tier 1 capital requirement, and proposed higher minimum regulatory capital requirements, including a requirement that institutions maintain a capital conservation buffer above the heightened minimum regulatory capital requirements to absorb losses during periods of economic stress. The Basel III NPR also limited the ability of institutions to pay dividends and other capital distributions and certain discretionary bonuses if regulatory capital levels declined into the capital conservation buffer. The second NPR, the Standardized Approach NPR, proposed revisions to the methodologies for calculating risk-weighted assets in the general risk-based capital rules, incorporating aspects of the Basel II standardized approach, and established alternative standards of creditworthiness in place of credit ratings, consistent with the Dodd-Frank Act. The third NPR, the Advanced Approaches NPR, included proposed changes to the current advanced approaches risk-based capital rules to incorporate the applicable provisions of Basel III and the enhancements to the Basel II framework published in July 2009 and subsequent consultative papers, and removed references to credit ratings.

In July 2013, the FRB and the FDIC issued a final rule (Basel III Final Rule) that adopted the Basel III NPR, Standardized Approach NPR, and Advanced Approaches NPR, with certain changes to the proposals, implementing revised risk-based capital and leverage requirements for banking organizations proposed under Basel III. The Company, as well as the Bank, will be subject to the Basel III Final Rule as of January 1, 2015.

Among other matters, the Basel III Final Rule: (i) introduces a new capital measure called “Common Equity Tier 1” (“CET1”) and related regulatory capital ratio of CET1 to risk-weighted assets; (ii) specifies that Tier 1 capital consists of CET1 and “Additional Tier 1 capital” instruments meeting certain revised requirements; (iii) mandates that most deductions/adjustments to regulatory capital measures be made to CET1 and not to the other components of capital; and (iv) expands the scope of the deductions from and adjustments to capital as compared to existing regulations. For most banking organizations, the most common form of Additional Tier 1 capital is non-cumulative perpetual preferred stock and the most common form of Tier 2 capital is subordinated notes which will be subject to the Basel III Final Rule specific requirements. The Company does not currently have either of these forms of capital outstanding.

The Basel III Final Rule also introduces a new “capital conservation buffer”, composed entirely of CET1, on top of these minimum risk-weighted asset ratios, which excludes the Tier 1 leverage ratio. The capital conservation buffer is designed to absorb losses during periods of economic stress. Banking institutions with a ratio of CET1 to risk-weighted assets above the minimum but below the capital conservation buffer will face constraints on dividends, equity repurchases and compensation based on the amount of the shortfall.

The Basel III Final Rule provides for a number of deductions from and adjustments to CET1. These include, for example, the requirement that mortgage servicing rights, certain portions of deferred tax assets arising from temporary differences that could not be realized through net operating loss carrybacks and significant investments in non-consolidated financial entities be deducted from CET1 to the extent that any one such category exceeds 10% of CET1 or all such items, in the aggregate, exceed 15% of CET1.

In addition, under the current general risk-based capital rules, the effects of certain components of accumulated other comprehensive income (“AOCI”) included in shareholders’ equity (for example, mark-to-market of securities held in the available-for-sale (“AFS”) portfolio) under U.S. GAAP are reversed for the purpose of determining regulatory capital ratios. Pursuant to the Basel III Final Rule, the effects of these AOCI items are not excluded; however, non-advanced approaches

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banking organizations, including the Company and CIT Bank, may make a one-time permanent election to continue to exclude the AOCI items currently excluded under Basel I. This election must be made concurrently with the first filing of certain of the Company’s and CIT Bank’s periodic regulatory reports in the beginning of 2015. The Company and CIT Bank are considering whether to make such election. The Basel III Final Rule also precludes certain hybrid securities, such as trust preferred securities, from inclusion in bank holding companies’ Tier 1 capital. The Company does not have any hybrid securities, such as trust preferred securities, outstanding at December 31, 2013.

Implementation of the deductions and other adjustments to CET1 will begin on January 1, 2015 and will be phased-in over a 4-year period (beginning at 40% on January 1, 2015 and an additional 20% per year thereafter). The implementation of the capital conservation buffer will begin on January 1, 2016 at the 0.625% level and increase by 0.625% on each subsequent January 1, until it reaches 2.5% on January 1, 2019.

Per the Basel III Final Rule, CIT will be required to maintain risk-based capital ratios at January 1, 2019 as follows:

	Minimum Capital Requirements – January 1, 2019
	Tier 1 Common Equity	Tier 1 Capital	Total Capital
Stated minimum ratio	4.5%	6.0%	8.0%
Capital conservation buffer	2.5%	2.5%	2.5%
Effective minimum ratio	7.0%	8.5%	10.5%

The Basel III Final Rule prescribes a new approach for risk weightings for BHCs and banks that follow the Standardized approach, which currently applies to CIT. This approach expands the risk-weighting categories from the current four Basel I-derived categories (0%, 20%, 50% and 100%) to a larger and more risk-sensitive number of categories, depending on the nature of the assets, generally ranging from 0% for U.S. government and agency securities, to 600% for certain equity exposures, and resulting in higher risk weights for a variety of asset classes. Overall, CIT expects a modest increase in risk-weighted assets and a modest decrease in our risk-based capital ratios, because of the similarity of the Standardized Approach risk-weighting methodologies to the current Basel I risk-weighting methodology with respect to the Company’s and CIT Bank’s assets and off-balance sheet items.

With respect to CIT Bank, the Basel III Final Rule revises the “prompt corrective action” (“PCA”) regulations adopted pursuant to Section 38 of the Federal Deposit Insurance Act, by: (i) introducing a CET1 ratio requirement at each PCA category (other than critically undercapitalized), with the required CET1 ratio being 6.5% for well-capitalized status; (ii) increasing the minimum Tier 1 capital ratio requirement for each category, with the minimum Tier 1 capital ratio for well-capitalized status being 8% (as compared to the current 6%); and (iii) eliminating the current provision that provides that a bank with a composite supervisory rating of 1 may have a 3% leverage ratio and still be adequately capitalized. The Basel III Final Rule does not change the total risk-based capital requirement for any PCA category.

At December 31, 2013, the Company’s and CIT Bank’s capital ratios and capital composition exceed the post-transition minimum capital requirements at January 2019. CIT’s capital stock is substantially all Tier 1 Common equity and generally does not include non-qualifying capital instruments subject to transitional deductions. Both CIT and CIT Bank are subject to a minimum Tier 1 Leverage ratio of 4%. We continue to believe that, as of December 31, 2013, the Company and CIT Bank would meet all capital requirements under the Basel III Final Rule, including the capital conservation buffer, on a fully phased-in basis as if such requirements were currently effective. As non-advanced approaches banking organizations, the Company and CIT Bank will not be subject to the Basel III Final Rule’s countercyclical buffer or the supplementary leverage ratio.

Stress Test and Capital Plan Requirements

In October 2012, the FRB issued final regulations detailing stress test requirements for BHCs, savings and loan companies and state member banks with total consolidated assets greater than $10 billion.

With assets at December 31, 2013 of $47.1 billion, CIT is required to conduct annual stress tests using scenarios provided by the FRB, beginning with the 2014 stress test cycle. A stress test is defined as processes to assess the potential impact of adverse scenarios on the consolidated earnings, losses, and capital of a company over a planning horizon, taking into account the company’s current condition, risks, exposures, strategies, and activities. CIT will conduct annual stress tests based on its financial results at September 30 each year for a 9 quarter planning horizon and using the FRB or supervisory scenarios

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issued prior to November 15 of each year. CIT must submit its annual stress test results to the FRB by March 31 of each year. For the 2014 stress test cycle, the planning horizon covers the fourth quarter of 2013 and all of 2014 and 2015, and must be submitted by March 31, 2014. Beginning with the 2015 stress test cycle, CIT will be required to publicly disclose the results of the “severely adverse” scenario in a forum easily accessible to the public, such as CIT’s website, between June 15 and June 30 following the submission to the FRB.

Similarly, the FDIC published regulations requiring annual stress tests for FDIC-insured state nonmember banks and FDIC-insured state-chartered savings organizations with total consolidated assets averaging $10 billion or more for four consecutive quarters. CIT Bank is an FDIC-insured state nonmember bank with total assets of $16.1 billion as of December 31, 2013. CIT Bank exceeds $10 billion in assets and conducted its required annual stress tests using scenarios provided by the FDIC in the fall of 2013. Annual stress test results must be submitted before March 31 to the FDIC and the FRB starting with the 2014 stress test cycle, with public disclosure of the “severely adverse” scenario, starting with the 2015 stress test cycle, between June 15 and June 30 following the submission of stress test results to the FDIC and FRB.

Should our total consolidated assets average $50 billion or more for four consecutive quarters, CIT would be required to submit a capital plan annually to the FRB under the capital plan rule finalized in November 2011 as well as updated instructions and guidance published annually. While CIT is not currently subject to the capital plan rule, the FRB has the authority to require any BHC to submit annual capital plans based on the institution’s size, level of complexity, risk profile, scope of operations, or financial condition.

Furthermore, if our total consolidated assets average $50 billion or more for four consecutive quarters, CIT would also be subject to stress test requirements for covered companies (subpart G of the FRB’s Regulation YY). Annually, CIT would be required to complete and submit a supervisory stress test with the FRB’s economic scenarios, as part of its capital plan, by January 5. Summary stress test results for the “severely adverse” scenario would be publicly disclosed between March 15 and March 31. Furthermore, CIT would also be required to conduct annual and mid-cycle Company-run stress tests with company-developed economic scenarios for submission to the FRB by July 5. Public disclosure of the summary stress test results for the bank holding company’s “severely adverse” scenario would be made between September 15 and September 30.

Although CIT is currently not required to take part in the Comprehensive Capital Analysis and Review (“CCAR”), we produce a capital plan that we believe is aligned with the supervisory expectations for large BHCs, which includes and considers stress test results for supervisory scenarios. Our annual capital plan is subject to review by the FRBNY.

Liquidity Requirements

Historically, regulation and monitoring of bank and BHC liquidity has been addressed as a supervisory matter, without required formulaic measures. The Basel III final framework requires banks and BHCs to measure their liquidity against specific liquidity tests that, although similar in some respects to liquidity measures historically applied by banks and regulators for management and supervisory purposes, going forward will be required by regulation. One test, referred to as the liquidity coverage ratio (“LCR”), is designed to ensure that the banking entity maintains an adequate level of unencumbered high-quality liquid assets equal to the entity’s expected net cash outflow for a 30-day time horizon (or, if greater, 25% of its expected total cash outflow) under an acute liquidity stress scenario. The other, referred to as the net stable funding ratio (“NSFR”), is designed to promote more medium- and long-term funding of the assets and activities of banking entities over a one-year time horizon. The Basel III liquidity framework contemplates that the LCR will begin a phased implementation process starting on January 1, 2015 that is expected to be completed by January 1, 2019. The Basel III liquidity framework contemplates that the NSFR will be subject to an observation period through mid-2016 and, subject to any revisions resulting from the analyses conducted and data collected during the observation period, implemented as a minimum standard by January 1, 2018.

On October 24, 2013, the FRB issued a proposed rule to create a standardized minimum liquidity requirement for large and internationally active banking organizations, similar to the LCR in Basel III. These institutions would be required to hold minimum amounts of high-quality, liquid assets, such as central bank reserves and government and corporate debt that can be converted easily and quickly into cash. Each institution would be required to hold these high quality, liquid assets in an amount equal to or greater than its projected cash outflows minus its projected cash inflows during a short-term stress period. The ratio of the firms’ liquid assets to its projected net cash outflow is its LCR.

The LCR would apply to all internationally active banking organizations – generally those with $250 billion or more in total consolidated assets or $10 billion or more in on-balance sheet foreign exposure – and to systemically important, non-bank

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financial institutions. The proposed rule also would apply a less stringent, modified LCR to bank holding companies that have more than $50 billion in total assets.

The proposed rule will implement the LCR proposed in the Basel III final framework and will establish an enhanced prudential liquidity standard consistent with Section 165 of the Dodd-Frank Act. Comments on the notice of proposed rulemaking were due by January 31, 2014. Since the Company is currently below $50 billion in total assets and $10 billion in on-balance sheet foreign exposure, the proposed rule would not apply to us at the present time if implemented in its current form. The U.S. bank regulatory agencies have not issued final rules implementing the NSFR test called for by the Basel III final framework.

Prompt Corrective Action

The Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”), among other things, establishes five capital categories for FDIC-insured banks: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. A depository institution is deemed to be “well capitalized,” the highest category, if it has a total capital ratio of 10% or greater, a Tier 1 capital ratio of 6% or greater and a Tier 1 leverage ratio of 5% or greater and is not subject to any order or written directive by any such regulatory authority to meet and maintain a specific capital level for any capital measure. CIT Bank’s capital ratios were all in excess of minimum guidelines for well capitalized at December 31, 2013 and 2012. Neither CIT nor CIT Bank is subject to any order or written agreement regarding any capital requirements.

FDICIA requires the applicable federal regulatory authorities to implement systems for “prompt corrective action” for insured depository institutions that do not meet minimum requirements. FDICIA imposes progressively more restrictive constraints on operations, management and capital distributions as the capital category of an institution declines. Undercapitalized, significantly undercapitalized and critically undercapitalized depository institutions are required to submit a capital restoration plan to their primary federal regulator. Although prompt corrective action regulations apply only to depository institutions and not to BHCs, the holding company must guarantee any such capital restoration plan in certain circumstances. The liability of the parent holding company under any such guarantee is limited to the lesser of five percent of the bank’s assets at the time it became “undercapitalized” or the amount needed to comply. The parent holding company might also be liable for civil money damages for failure to fulfill that guarantee. In the event of the bankruptcy of the parent holding company, such guarantee would take priority over the parent’s general unsecured creditors.

Regulators take into consideration both risk-based capital ratios and other factors that can affect a bank’s financial condition, including (a) concentrations of credit risk, (b) interest rate risk, and (c) risks from non-traditional activities, along with an institution’s ability to manage those risks, when determining capital adequacy. This evaluation is made during the institution’s safety and soundness examination. An institution may be downgraded to, or deemed to be in, a capital category that is lower than is indicated by its capital ratios if it is determined to be in an unsafe or unsound condition or if it receives an unsatisfactory examination rating with respect to certain matters.

Heightened Prudential Requirements for Large Bank Holding Companies

The Dodd-Frank Act imposes heightened prudential requirements on, among others, BHCs with at least $50 billion in total consolidated assets, based on the average of total consolidated assets for the last four quarters, and requires the FRB to establish prudential standards for those large BHCs that are more stringent than those applicable to other BHCs. In December 2011, the FRB issued for public comment a notice of proposed rulemaking establishing enhanced prudential standards responsive to these provisions for risk-based capital requirements and leverage limits, liquidity requirements, risk-management requirements, stress testing, concentration limits, and a debt-to-equity limit for certain companies that the Financial Stability Oversight Council (“FSOC”) has determined pose a grave threat to financial stability. To date, only the regulations with regard to stress tests as discussed in “Stress Test and Capital Plan Requirements” above have been finalized. The FRB has discretionary authority to establish additional prudential standards, on its own or at the FSOC’s recommendation, regarding contingent capital, enhanced public disclosures, short-term debt limits, and otherwise as it deems appropriate.

Most of the proposed rules will not apply to CIT for so long as its total consolidated assets remain below $50 billion. However, if CIT’s total consolidated assets are $50 billion or more, these rules will apply. Two aspects of the proposed rules – requirements for annual stress testing of capital under one base and two stress scenarios and certain corporate governance provisions requiring, among other things, that each BHC establish a risk committee of its board of directors with a “risk

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management expert” as one of its members – apply to BHCs with total consolidated assets of $10 billion or more, including CIT.

Acquisitions

Federal and state laws impose notice and approval requirements for mergers and acquisitions involving depository institutions or BHCs. The BHC Act requires the prior approval of the FRB for (1) the acquisition by a BHC of direct or indirect ownership or control of more than 5% of any class of voting shares of a bank, savings association, or BHC, (2) the acquisition of all or substantially all of the assets of any bank or savings association by any subsidiary of a BHC other than a bank, or (3) the merger or consolidation of any BHC with another BHC. The Bank Merger Act requires the prior approval of the FDIC for CIT Bank to merge or consolidate with any other insured depository institution or to acquire the assets of or assume liability to pay any deposits made in another insured depository institution, as well as for certain other transactions involving uninsured institutions. In reviewing acquisition and merger applications, the bank regulatory authorities will consider, among other things, the competitive effect of the transaction, financial and managerial issues including the capital position of the combined organization, convenience and needs factors, including the applicant’s record under the Community Reinvestment Act of 1977 (“CRA”), the effectiveness of the subject organizations in combating money laundering activities and the transaction’s effect on the stability of the U.S. banking and financial systems. In addition, an FHC must obtain prior approval of the FRB before acquiring certain non-bank financial companies with assets exceeding $10 billion.

Dividends

CIT is a legal entity separate and distinct from CIT Bank and CIT’s other subsidiaries. CIT provides a significant amount of funding to its subsidiaries, which is generally recorded as intercompany loans or equity. Most of CIT’s cash inflow is comprised of interest on intercompany loans to its subsidiaries and dividends from its subsidiaries.

The ability of CIT to pay dividends on common stock may be affected by, among other things, various capital requirements, particularly the capital and non-capital standards established for depository institutions under FDICIA, which may limit the ability of CIT Bank to pay dividends to CIT. The right of CIT, its stockholders, and its creditors to participate in any distribution of the assets or earnings of its subsidiaries is further subject to prior claims of creditors of CIT Bank and CIT’s other subsidiaries.

Utah state law imposes limitations on the payment of dividends by CIT Bank. A Utah state bank may declare a dividend out of the net profits of the bank after providing for all expenses, losses, interest, and taxes accrued or due from the bank. Furthermore, before declaring any dividend, a Utah bank must provide for not less than 10% of the net profits of the bank for the period covered by the dividend to be carried to a surplus fund until the surplus is equal to the bank’s capital. Utah law may also impose additional restrictions on the payment of dividends if CIT Bank sustains losses in excess of its reserves for loan losses and undivided profits.

It is the policy of the FRB that a BHC generally only pay dividends on common stock out of net income available to common shareholders over the past year, only if the prospective rate of earnings retention appears consistent with capital needs, asset quality, and overall financial condition, and only if the BHC is not in danger of failing to meet its minimum regulatory capital adequacy ratios. In the current financial and economic environment, the FRB indicated that BHCs should not maintain high dividend pay-out ratios unless both asset quality and capital are very strong. A BHC should not maintain a dividend level that places undue pressure on the capital of bank subsidiaries, or that may undermine the BHC’s ability to serve as a source of strength.

We anticipate that our capital ratios reflected in the stress test calculations required of us and the capital plan that we prepare as described under “Stress Test and Capital Requirements”, above, will be an important factor considered by the FRB in evaluating whether our proposed return of capital may be an unsafe or unsound practice. Additionally, should our total consolidated assets equal or exceed $50 billion, we would likely also be limited to paying dividends and repurchasing stock only in accordance with our annual capital plan submitted to the FRB under the capital plan rule. FRB guidance in the 2013 capital plan review instructions provide that capital plans contemplating dividend payout ratios exceeding 30% of projected after-tax net income will receive particularly close scrutiny.

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Source of Strength Doctrine and Support for Subsidiary Banks

FRB policy and federal statute require BHCs such as CIT to serve as a source of strength and to commit capital and other financial resources to subsidiary banks. This support may be required at times when CIT may not be able to provide such support without adversely affecting its ability to meet other obligations. If CIT is unable to provide such support, the FRB could instead require the divestiture of CIT Bank and impose operating restrictions pending the divestiture. Any capital loans by a BHC to any of its subsidiary banks are subordinate in right of payment to depositors and to certain other indebtedness of the subsidiary bank. If a BHC commits to a federal bank regulator that it will maintain the capital of its bank subsidiary, whether in response to the FRB’s invoking its source of strength authority or in response to other regulatory measures, that commitment will be assumed by the bankruptcy trustee and the bank will be entitled to priority payment in respect of that commitment.

Enforcement Powers of Federal Banking Agencies

The FRB and other U.S. banking agencies have broad enforcement powers with respect to an insured depository institution and its holding company, including the power to impose cease and desist orders, substantial fines and other civil penalties, terminate deposit insurance, and appoint a conservator or receiver. Failure to comply with applicable laws or regulations could subject CIT or CIT Bank, as well as their officers and directors, to administrative sanctions and potentially substantial civil and criminal penalties.

Resolution Planning

As required by the Dodd-Frank Act, the FRB and FDIC have jointly issued a final rule that requires certain organizations, including BHCs with consolidated assets of $50 billion or more, to report periodically to regulators a resolution plan for their rapid and orderly resolution in the event of material financial distress or failure. Such a resolution plan must, among other things, ensure that its depository institution subsidiaries are adequately protected from risks arising from its other subsidiaries. The final rule sets specific standards for the resolution plans, including requiring a detailed resolution strategy, a description of the range of specific actions the company proposes to take in resolution, and an analysis of the company’s organizational structure, material entities, interconnections and interdependencies, and management information systems, among other elements. If CIT’s total consolidated assets increase to $50 billion or more, it would become subject to this requirement.

Orderly Liquidation Authority

The Dodd-Frank Act created the Orderly Liquidation Authority (OLA), a resolution regime for systemically important non-bank financial companies, including BHCs and their non-bank affiliates, under which the FDIC may be appointed receiver to liquidate such a company upon a determination by the Secretary of the U.S. Department of the Treasury (Treasury), after consultation with the President, with support by a supermajority recommendation from the FRB and, depending on the type of entity, the approval of the director of the Federal Insurance Office, a supermajority vote of the SEC, or a supermajority vote of the FDIC, that the company is in danger of default; that such default presents a systemic risk to U.S. financial stability and that the company should be subject to the OLA process. This resolution authority is similar to the FDIC resolution model for depository institutions, with certain modifications to reflect differences between depository institutions and non-bank financial companies and to reduce disparities between the treatment of creditors’ claims under the U.S. Bankruptcy Code and in an orderly liquidation authority proceeding compared to those that would exist under the resolution model for insured depository institutions.

An Orderly Liquidation Fund will fund OLA liquidation proceedings through borrowings from the Treasury and risk-based assessments made, first, on entities that received more in the resolution than they would have received in liquidation to the extent of such excess, and second, if necessary, on BHCs with total consolidated assets of $50 billion or more, any non-bank financial company supervised by the FRB, and certain other financial companies with total consolidated assets of $50 billion or more. If an orderly liquidation is triggered, CIT, if its total consolidated assets increase to $50 billion or more, could face assessments for the Orderly Liquidation Fund. We do not yet have an indication of the level of such assessments. Furthermore, were CIT to become subject to the OLA, the regime may also require changes to CIT’s structure, organization and funding pursuant to the guidelines described above.

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FDIC Deposit Insurance

Deposits of CIT Bank are insured by the FDIC Deposit Insurance Fund (DIF) up to applicable limits and are subject to premium assessments.

The current assessment system applies different methods to small institutions with assets of less than $10 billion, which are classified as small institutions, and large institutions with assets of greater than $10 billion for more than four consecutive quarters. CIT Bank is an FDIC-insured state nonmember bank with total assets of $16.1 billion as of December 31, 2013, and is considered a large institution.

For larger institutions, the FDIC uses a two scorecard system, one for most large institutions that have had more than $10 billion in assets as of December 31, 2006 (unless the institution subsequently reported assets of less than $10 billion for four consecutive quarters) or have had more than $10 billion in total assets for at least four consecutive quarters since December 31, 2006 and another for (i) “highly complex” institutions that have had over $50 billion in assets for at least four consecutive quarters and are directly or indirectly controlled by a U.S. parent with over $500 billion in assets for four consecutive quarters and (ii) certain processing banks and trust companies with total fiduciary assets of $500 billion or more for at least four consecutive quarters. Each scorecard has a performance score and a loss-severity score that is combined to produce a total score, which is translated into an initial assessment rate. In calculating these scores, the FDIC utilizes a bank’s capital level and CAMELS ratings and certain financial measures designed to assess an institution’s ability to withstand asset-related stress and funding-related stress. The FDIC also has the ability to make discretionary adjustments to the total score, up or down, by a maximum of 15 basis points, based upon significant risk factors that are not adequately captured in the scorecard. The total score translates to an initial base assessment rate on a non-linear, sharply increasing scale. For large institutions, the initial base assessment rate ranges from 5 to 35 basis points on an annualized basis. After the effect of potential base rate adjustments described below (but not including the depository institution debt adjustment), the total base assessment rate could range from 2.5 to 45 basis points on an annualized basis.

The potential adjustments to an institution’s initial base assessment rate include (i) potential decrease of up to 5 basis points for certain long-term unsecured debt (unsecured debt adjustment) and, (ii) except for well capitalized institutions with a CAMELS rating of 1 or 2, a potential increase of up to 10 basis points for brokered deposits in excess of 10% of domestic deposits (brokered deposit adjustment). As the DIF reserve ratio grows, the rate schedule will be adjusted downward. Additionally, an institution must pay an additional premium (the depository institution debt adjustment) equal to 50 basis points on every dollar above 3% of an institution’s Tier 1 capital of long-term, unsecured debt held that was issued by another insured depository institution (excluding debt guaranteed under the Temporary Liquidity Guarantee Program).

Under the Federal Deposit Insurance Act (FDIA), the FDIC may terminate deposit insurance upon a finding that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC.

Transactions with Affiliates

Transactions between CIT Bank and its subsidiaries, and CIT and its other subsidiaries and affiliates, are regulated by the FRB and the FDIC pursuant to Sections 23A and 23B of the Federal Reserve Act. These regulations limit the types and amounts of transactions (including loans due and credit extensions from CIT Bank or its subsidiaries to CIT and its other subsidiaries and affiliates) as well as restrict certain other transactions (such as the purchase of existing loans or other assets by CIT Bank or its subsidiaries from CIT and its other subsidiaries and affiliates) that may otherwise take place and generally require those transactions to be on an arms-length basis and, in the case of extensions of credit, be secured by specified amounts and types of collateral. These regulations generally do not apply to transactions between CIT Bank and its subsidiaries.

All transactions subject to Sections 23A and 23B between CIT Bank and its affiliates are done on an arms-length basis. In 2013, the Bank purchased $272 million of loans from BHC affiliates, subject to Section 23A and received $67 million of loans transferred in the form of capital infusions from the BHC. During 2012, approximately $280 million in loans and cash was transferred to CIT Bank and its subsidiaries from CIT as equity contributions in support of capital agreements related to student loans purchased from affiliates under a 23A and 23B exemption granted by the FRB. Furthermore, to ensure ongoing compliance with Sections 23A and 23B, CIT Bank maintains sufficient collateral in the form of cash deposits and pledged loans to cover any extensions of credit to affiliates.

The Dodd-Frank Act significantly expanded the coverage and scope of the limitations on affiliate transactions within a banking organization and changes the procedure for seeking exemptions from these restrictions. For example, the Dodd-Frank Act expanded the definition of a “covered transaction” to include derivatives transactions and securities lending

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transactions with a non-bank affiliate under which a bank (or its subsidiary) has credit exposure (with the term “credit exposure” to be defined by the FRB under its existing rulemaking authority). Collateral requirements will apply to such transactions as well as to certain repurchase and reverse repurchase agreements.

Safety and Soundness Standards

FDICIA requires the federal bank regulatory agencies to prescribe standards, by regulations or guidelines, relating to internal controls, information systems and internal audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, asset quality, earnings, stock valuation, compensation, fees and benefits, and such other operational and managerial standards as the agencies deem appropriate. Guidelines adopted by the federal bank regulatory agencies establish general standards relating to internal controls and information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth and compensation, fees and benefits. In general, the guidelines require, among other things, appropriate systems and practices to identify and manage the risk and exposures specified in the guidelines. The guidelines prohibit excessive compensation as an unsafe and unsound practice and describe compensation as excessive when the amounts paid are unreasonable or disproportionate to the services performed by an executive officer, employee, director or principal stockholder. In addition, the agencies adopted regulations that authorize, but do not require, an agency to order an institution that has been given notice by an agency that it is not satisfying any of such safety and soundness standards to submit a compliance plan. If, after being so notified, an institution fails to submit an acceptable compliance plan or fails in any material respect to implement an acceptable compliance plan, the agency must issue an order directing action to correct the deficiency and may issue an order directing other actions of the types to which an undercapitalized institution is subject under the “prompt corrective action” provisions of the FDIA. See “Prompt Corrective Action” above. If an institution fails to comply with such an order, the agency may seek to enforce such order in judicial proceedings and to impose civil money penalties.

Insolvency of an Insured Depository Institution

If the FDIC is appointed the conservator or receiver of an insured depository institution, upon its insolvency or in certain other events, the FDIC has the power:

-	to transfer any of the depository institution’s assets and liabilities to a new obligor without the approval of the depository institution’s creditors;
-	to enforce the terms of the depository institution’s contracts pursuant to their terms; or
-	to repudiate or disaffirm any contract or lease to which the depository institution is a party, the performance of which is determined by the FDIC to be burdensome and the disaffirmance or repudiation of which is determined by the FDIC to promote the orderly administration of the depository institution.

In addition, under federal law, the claims of holders of deposit liabilities, including the claims of the FDIC as the guarantor of insured depositors, and certain claims for administrative expenses against an insured depository institution would be afforded priority over other general unsecured claims against such an institution, including claims of debt holders of the institution, in the liquidation or other resolution of such an institution by any receiver. As a result, whether or not the FDIC ever seeks to repudiate any debt obligations of CIT Bank, the debt holders would be treated differently from, and could receive, if anything, substantially less than CIT Bank’s depositors.

Consumer Financial Protection Bureau Supervision

The CFPB is authorized to interpret and administer federal consumer financial laws, as well as to directly examine and enforce compliance with those laws by depository institutions with assets over $10 billion, such as CIT Bank.

Community Reinvestment Act (“CRA”)

The CRA requires depository institutions like CIT Bank to assist in meeting the credit needs of their market areas consistent with safe and sound banking practice. Under the CRA, each depository institution is required to help meet the credit needs of its market areas by, among other things, providing credit to low-and moderate-income individuals and communities. Depository institutions are periodically examined for compliance with the CRA and are assigned ratings. Furthermore,

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banking regulators take into account CRA ratings when considering approval of a proposed transaction. CIT Bank received a rating of “Satisfactory” on its most recent CRA examination by the FDIC.

Incentive Compensation

The Dodd-Frank Act requires the federal bank regulatory agencies and the SEC to establish joint regulations or guidelines prohibiting incentive-based payment arrangements at specified regulated entities, such as CIT and CIT Bank, having at least $1 billion in total assets that encourage inappropriate risks by providing an executive officer, employee, director or principal shareholder with excessive compensation, fees, or benefits or that could lead to material financial loss to the entity. In addition, these regulators must establish regulations or guidelines requiring enhanced disclosure to regulators of incentive-based compensation arrangements. The agencies proposed such regulations in April 2011, but these regulations have not yet been finalized. If the regulations are adopted in the form initially proposed, they will impose limitations on the manner in which CIT may structure compensation for its executives.

In June 2010, the FRB and the FDIC issued comprehensive final guidance intended to ensure that the incentive compensation policies of banking organizations do not undermine the safety and soundness of such organizations by encouraging excessive risk-taking. The guidance, which covers all employees that have the ability to materially affect the risk profile of an organization, either individually or as part of a group, is based upon the key principles that a banking organization’s incentive compensation arrangements should (i) provide incentives that do not encourage risk-taking beyond the organization’s ability to effectively identify and manage risks, (ii) be compatible with effective internal controls and risk management, and (iii) be supported by strong corporate governance, including active and effective oversight by the organization’s board of directors. These three principles are incorporated into the proposed joint compensation regulations under the Dodd-Frank Act discussed above.

Anti-Money Laundering (“AML”) and Economic Sanctions

In the U.S., the Bank Secrecy Act, as amended by the USA PATRIOT Act of 2001, imposes significant obligations on financial institutions, including banks, to detect and deter money laundering and terrorist financing, including requirements to implement AML programs, verify the identity of customers that maintain accounts, file currency transaction reports, and monitor and report suspicious activity to appropriate law enforcement or regulatory authorities. Anti-money laundering laws outside the United States contain similar requirements to implement AML programs. The Company has implemented policies, procedures, and internal controls that are designed to comply with all applicable AML laws and regulations. The Company has also implemented policies, procedures, and internal controls that are designed to comply with the regulations and economic sanctions programs administered by the U.S. Treasury’s Office of Foreign Assets Control (“OFAC”), which administers and enforces economic and trade sanctions against targeted foreign countries, and regimes, terrorists, international narcotics traffickers, those engaged in activities related to the proliferation of weapons of mass destruction, and other threats to the national security, foreign policy, or economy of the United States, as well as sanctions based on United Nations and other international mandates.

Anti-corruption

The Company is subject to the Foreign Corrupt Practices Act (“FCPA”), which prohibits offering, promising, giving, or authorizing others to give anything of value, either directly or indirectly, to a non-U.S. government official in order to influence official action or otherwise gain an unfair business advantage, such as to obtain or retain business. The Company is also subject to applicable anti-corruption laws in the jurisdictions in which it operates, such as the U.K. Bribery Act, which became effective on July 1, 2011 and which generally prohibits commercial bribery, the receipt of a bribe, and the failure to prevent bribery by an associated person, in addition to prohibiting improper payments to foreign government officials. The Company has implemented policies, procedures, and internal controls that are designed to comply with such laws, rules, and regulations.

Protection of Customer and Client Information

Certain aspects of the Company’s business are subject to legal requirements concerning the use and protection of customer information, including those adopted pursuant to the Gramm-Leach-Bliley Act and the Fair and Accurate Credit Transactions Act of 2003 in the U.S., the E.U. Data Protection Directive, and various laws in Asia and Latin America. In the U.S., the Company is required periodically to notify its customers and clients of its policy on sharing nonpublic customer or client information with its affiliates or with third party non-affiliates, and, in some circumstances, allow its customers and clients to

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prevent disclosure of certain personal information to affiliates and third party non-affiliates. In many foreign jurisdictions, the Company is also restricted from sharing customer or client information with third party non-affiliates.

Other Regulation

In addition to U.S. banking regulation, our operations are subject to supervision and regulation by other federal, state, and various foreign governmental authorities. Additionally, our operations may be subject to various laws and judicial and administrative decisions. This oversight may serve to:

-	regulate credit granting activities, including establishing licensing requirements, if any, in various jurisdictions;
-	establish maximum interest rates, finance charges and other charges;
-	regulate customers’ insurance coverages;
-	require disclosures to customers;
-	govern secured transactions;
-	set collection, foreclosure, repossession and claims handling procedures and other trade practices;
-	prohibit discrimination in the extension of credit and administration of loans; and
-	regulate the use and reporting of information related to a borrower’s credit experience and other data collection.

Changes to laws of states and countries in which we do business could affect the operating environment in substantial and unpredictable ways. We cannot accurately predict whether such changes will occur or, if they occur, the ultimate effect they would have upon our financial condition or results of operations.

WHERE YOU CAN FIND MORE INFORMATION

A copy of our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports, as well as our Proxy Statement, may be read and copied at the SEC’s Public Reference Room at 100 F Street, NE, Washington D.C. 20549. Information on the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested parties can electronically access the Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports, as well as our Proxy Statement.

The Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports, as well as our Proxy Statement, are available free of charge on the Company’s Internet site at http://www.cit.com as soon as reasonably practicable after such material is electronically filed or furnished with the SEC. Copies of our Corporate Governance Guidelines, the Charters of the Audit Committee, the Compensation Committee, the Nominating and Governance Committee, and the Risk Management Committee, and our Code of Business Conduct are available, free of charge, on our internet site at www.cit.com/investor, and printed copies are available by contacting Investor Relations, 1 CIT Drive, Livingston, NJ 07039 or by telephone at (973) 740-5000.

GLOSSARY OF TERMS

Accretable / Non-accretable fresh start accounting adjustments reflect components of the fair value adjustments to assets and liabilities. Accretable adjustments flow through the related line items on the statement of operations (interest income, interest expense, non-interest income and depreciation expense) on a regular basis over the remaining life of the asset or liability. These primarily relate to interest adjustments on loans and leases, as well as debt. Non-accretable adjustments, for instance credit related write-downs on loans, become adjustments to the basis of the asset and flow back through the statement of operations only upon the occurrence of certain events, such as repayment or sale.

Available-for-sale (“AFS”) is a classification that pertains to debt and equity securities. We classify these securities as AFS when they are neither trading securities nor held-to-maturity securities. Loans and equipment that we classify in assets held for sale (“AHFS”) generally pertain to assets we no longer have the intent or ability to hold until maturity.

Average Earning Assets (“AEA”) is computed using month end balances and is the average of finance receivables (defined below), operating lease equipment, and financing and leasing assets held for sale, less the credit balances of factoring clients. We use this average for certain key profitability ratios, including return on AEA, Net Finance Revenue as a percentage of AEA and operating expenses as a percentage of AEA.

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Average Finance Receivables (“AFR”) is computed using month end balances and is the average of finance receivables (defined below), which includes loans and capital lease receivables. We use this average to measure the rate of net charge-offs for the period.

Average Operating Leases (“AOL”) is computed using month end balances and is the average of operating lease equipment. We use this average to measure the rate of return on our operating lease portfolio for the period.

Delinquent loan categorization occurs when payment is not received when contractually due. Delinquent loan trends are used as a gauge of potential portfolio degradation or improvement.

Derivative Contract is a contract whose value is derived from a specified asset or an index, such as an interest rate or a foreign currency exchange rate. As the value of that asset or index changes, so does the value of the derivative contract. We use derivatives to reduce interest rate, foreign currency or credit risks. The derivative contracts we use may include interest-rate swaps, interest rate caps, cross-currency swaps, foreign exchange forward contracts, and credit default swaps.

Economic Value of Equity (“EVE”) measures the net economic value of equity by assessing the market value of assets, liabilities and derivatives.

Finance Receivables include loans, capital lease receivables and factoring receivables. In certain instances, we use the term “Loans” synonymously, as presented on the balance sheet.

Financing and Leasing Assets include finance receivables, operating lease equipment, and assets held for sale.

Fresh Start Accounting (“FSA”) was adopted upon emergence from bankruptcy. FSA recognizes that CIT has a new enterprise value following its emergence from bankruptcy and requires asset values to be remeasured using fair value in accordance with accounting requirements for business combinations. The excess of reorganization value over the fair value of tangible and intangible assets was recorded as goodwill. In addition, FSA also requires that all liabilities, other than deferred taxes, be stated at fair value. Deferred taxes were determined in conformity with accounting requirements for Income Taxes.

Interest income includes interest earned on finance receivables, cash balances and dividends on investments.

Lease – capital is an agreement in which the party who owns the property (lessor), which is CIT as part of our finance business, permits another party (lessee), which is our customer, to use the property with substantially all of the economic benefits and risks of asset ownership passed to the lessee.

Lease – operating is a lease in which CIT retains ownership of the asset, collects rental payments, recognizes depreciation on the asset, and retains the risks of ownership, including obsolescence.

Lower of Cost or Fair Value relates to the carrying value of an asset. The cost refers to the current book balance of certain assets, such as held for sale assets, and if that balance is higher than the fair value, an impairment charge is reflected in the current period statement of operations.

Net Finance Revenue (“NFR”) is a non-GAAP measurement and reflects Net Interest Revenue (defined below) plus rental income on operating leases less depreciation on operating lease equipment, which is a direct cost of equipment ownership. When divided by AEA, the product is defined as Net Finance Margin. These are key measures in the evaluation of the financial performance of our business.

Net Interest Income Sensitivity (“NII Sensitivity”) measures the impact of hypothetical changes in interest rates on NFR.

Net Interest Revenue reflects interest and fees on finance receivables and interest/dividends on investments less interest expense on deposits and long term borrowings.

Net Operating Loss Carryforward / Carryback (“NOL”) is a tax concept, whereby tax losses in one year can be used to offset taxable income in other years. For example, a U.S. Federal NOL can first be carried-back and applied against taxable income recorded in the two preceding years with any remaining amount being carried-forward for the next twenty years to offset future taxable income. The rules pertaining to the number of years allowed for the carryback or carryforward of an NOL varies by jurisdiction.

New business volume represents the initial cash outlay related to new loan or lease transactions entered into during the period. The amount includes CIT’s portion of a syndicated transaction, whether it acts as the agent or a participant, and in certain instances, it includes portfolio purchases from third parties.

Non-accrual Assets include finance receivables greater than $500,000 that are individually evaluated and determined to be impaired, as well as finance receivables less than $500,000 that are delinquent (generally for more than 90 days), unless it is

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both well secured and in the process of collection. Non-accrual assets also include finance receivables maintained on a cash basis because of deterioration in the financial position of the borrower.

Non-performing Assets include non-accrual assets (described above) and assets received in satisfaction of loans (repossessed assets).

Other Income includes gains on equipment sales, factoring commissions, and fee revenue from activities such as loan servicing and loan syndications. Also included are gains on loan sales and investment sales and, as a result of FSA, recoveries on pre-FSA loan charge-offs. Other income combined with rental income on operating leases is defined as Non-interest income.

Regulatory Credit Classifications used by CIT are as follows:

-	Pass assets do not meet the criteria for classification in one of the other categories;
-	Special Mention assets exhibit potential weaknesses that deserve management’s close attention and if left uncorrected, these potential weaknesses may, at some future date, result in the deterioration of the repayment prospects;

Classified assets range from: (1) assets that exhibit a well-defined weakness and are inadequately protected by the current sound worth and paying capacity of the borrower, and are characterized by the distinct possibility that some loss will be sustained if the deficiencies are not corrected to (2) assets with weaknesses that make collection or liquidation in full unlikely on the basis of current facts, conditions, and values. Assets in this classification can be accruing or on non-accrual depending on the evaluation of these factors. Loans rated as substandard, doubtful and loss are considered classified loans. Classified loans plus special mention loans are considered criticized loans.

-	Substandard assets are inadequately protected by the current sound worth and paying capacity of the borrower, and are characterized by the distinct possibility that some loss will be sustained if the deficiencies are not corrected;
-	Doubtful assets have weaknesses that make collection or liquidation in full unlikely on the basis of current facts, conditions, and values and
-	Loss assets are considered uncollectible and of little or no value and are generally charged off.

Residual Values represent the estimated value of equipment at the end of the lease term. For operating leases, it is the value to which the asset is depreciated at the end of its estimated useful life.

Risk Weighted Assets (“RWA”) is the denominator to which Total Capital and Tier 1 Capital is compared to derive the respective risk based regulatory ratios. RWA is comprised of both on-balance sheet assets and certain off-balance sheet items (for example loan commitments, purchase commitments or derivative contracts), all of which are adjusted by certain risk-weightings as defined by the regulators, which are based upon, among other things, the relative credit risk of the counterparty.

Syndication and Sale of Receivables result from originating finance receivables with the intent to sell a portion, or the entire balance, of these assets to other institutions. We earn and recognize fees and/or gains on sales, which are reflected in other income, for acting as arranger or agent in these transactions.

Tangible Metrics, including tangible capital, exclude goodwill and intangible assets. We use tangible metrics in measuring book value.

Tier 1 Capital and Tier 2 Capital are regulatory capital as defined in the capital adequacy guidelines issued by the Federal Reserve. Tier 1 Capital is total stockholders’ equity reduced by goodwill and intangibles and adjusted by elements of other comprehensive income and other items. Tier 2 Capital consists of, among other things, other preferred stock that does not qualify as Tier 1, mandatory convertible debt, limited amounts of subordinated debt, other qualifying term debt, and allowance for loan losses up to 1.25% of risk weighted assets.

Total Capital is the sum of Tier 1 and Tier 2 Capital, subject to certain adjustments, as applicable.

Total Net Revenue is a non-GAAP measurement and is the combination of NFR and other income and is a measurement of our revenue growth.

Total Return Swap is a swap where one party agrees to pay the other the “total return” of a defined underlying asset (e.g., a loan), usually in return for receiving a stream of LIBOR-based cash flows. The total returns of the asset, including interest and any default shortfall, are passed through to the counterparty. The counterparty is therefore assuming the risks and rewards of the underlying asset.

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Troubled Debt Restructuring (“TDR”) occurs when a lender, for economic or legal reasons, grants a concession to the borrower related to the borrower’s financial difficulties that it would not otherwise consider.

Variable Interest Entity (“VIE”) is a corporation, partnership, limited liability company, or any other legal structure used to conduct activities or hold assets. These entities: lack sufficient equity investment at risk to permit the entity to finance its activities without additional subordinated financial support from other parties; have equity owners who either do not have voting rights or lack the ability to make significant decisions affecting the entity’s operations; and/or have equity owners that do not have an obligation to absorb the entity’s losses or the right to receive the entity’s returns.

Yield-related Fees are collected in connection with our assumption of underwriting risk in certain transactions in addition to interest income. We recognize yield-related fees, which include prepayment fees and certain origination fees, in interest income over the life of the lending transaction.

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